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                                                                     EXHIBIT 5.2

                     [Letterhead of Harris Beach & Wilcox]

                                                               December 15, 1994

Curtice-Burns Foods, Inc.
90 Linden Place
Rochester, New York 14625

    You have requested this opinion in connection with the registration under the Securities Act of 1933, as amended (the 'Act'), pursuant to the Registration Statement (No. 33-56517) on Form S-4 (the 'Registration Statement') filed with the Securities and Exchange Commission (the 'Commission'), of $160,000,000 in aggregate principal amount of 12 1/4% Senior Subordinated Notes Due 2005 (the 'New Notes') of Curtice-Burns Foods, Inc. ('Curtice Burns'), and related Guarantees.

    As to various questions of fact material to our opinion, we have relied upon certificates of officers of Curtice Burns and Pro-Fac and the subsidiaries of Curtice Burns identified on Schedule A (the 'Covered Subsidiaries'). We have also examined such certificates of public officials, corporate documents and records and other certificates and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

    Based on the foregoing, it is our opinion that:

        1. Pro-Fac is a cooperative corporation duly organized, validly existing and in good standing under the laws of the State of New York.

        2. Curtice Burns is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

        3. Each of the Covered Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation.

        4. Pro-Fac has all requisite corporate power to execute and deliver the trust indenture dated as of November 3, 1994, as supplemented by the First Supplemental Indenture, dated as of November 3, 1994 among Curtice Burns, Pro-Fac, the Covered Subsidiaries, Nalley's Canada Limited and IBJ Schroder Bank & Trust Company, as trustee (the 'Indenture'), and the Guarantee to which it is a party (the 'Pro-Fac Guarantee') and to perform its obligations thereunder.

        5. Curtice Burns has all requisite corporate power to execute and deliver the Indenture and the New Notes and to perform its obligations thereunder.

        6. Each of the Covered Subsidiaries has all requisite corporate power to execute and deliver the Indenture and the Guarantee to which it is a party and to perform its respective obligations thereunder.

        7. The Indenture and the Pro-Fac Guarantee have been duly authorized by all necessary corporate action by Pro-Fac. The Indenture has been duly executed and delivered by Pro-Fac.

        8. The Indenture and the Guarantees have been duly authorized by all necessary corporate action by the Covered Subsidiaries (to the extent each such Covered Subsidiary is a party thereto). The Indenture has been duly executed and delivered by each Covered Subsidiary.

    Except as set forth in paragraphs 3, 6 and 8, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading 'Legal Matters' in the Prospectus forming part of the Registration Statement, without implying or admitting that we are experts within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                          Very truly yours,

                                          HARRIS BEACH & WILCOX

                                          By: /s/ Thomas M. Hampson

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                                                                      Schedule A

                              COVERED SUBSIDIARIES

Curtice-Burns Express, Inc.
Curtice Burns Meat Snacks, Inc.
Husman Snack Foods Company, Inc.
Finger Lakes Packaging Company, Inc.
Kennedy Endeavors, Incorporated
Pro-Fac Holding Company of Iowa, Inc.
Quality Snax of Maryland, Inc.
Seasonal Employers, Inc.